Exhibit 10.4

Execution Version

GROUND LEASE

by and between

FORMOSA PETROCHEMICAL CORPORATION

and

also known as

KRATON FORMOSA POLYMERS CORPORATION

Dated as of February 27, 2013

i

ARTICLE X LIENS	10

ARTICLE XI TERM AND TERMINATION	10

Section 11.1 Term	10
Section 11.2 Termination	10
Section 11.3 Effect of Termination	11

ARTICLE XII DEFAULT AND REMEDIES	11

Section 12.1 Lessee Default	11
Section 12.2 Lessor Default	11

ARTICLE XIII INDEMNITY	12

Section 13.1 Indemnification by Lessor for Environmental Matters	12
Section 13.2 Indemnification by Lessee for Environmental Matters	12
Section 13.3 Mutual Indemnification	12
Section 13.4 Indemnification Procedures	12

ARTICLE XIV FORCE MAJEURE	13

Section 14.1 Excuse for Force Majeure	13
Section 14.2 Change in Applicable Law	13

ARTICLE XV MISCELLANEOUS PROVISIONS	13

Section 15.1 General Provisions	13
Section 15.2 Lessor Representations and Warranties	13
Section 15.3 Governing Law	14
Section 15.4 Dispute Resolution	14
Section 15.5 Ethical Business Practices	14
Section 15.6 Execution and Ratification	15
Section 15.7 Conflicting Provisions	15
Section 15.8 Language	15

APPENDICES

Appendix A Definitions
Appendix B General Provisions
Appendix C Dispute Resolution Procedures
Appendix D Ethical Business Practices

SCHEDULES

Schedule 1 Notice Addresses

EXHIBITS

Exhibit 1 Plant Site Map
Exhibit 2 Environmental Assessment Report
Exhibit 3 HSE Policy
Exhibit 4 Utilities Infrastructure

ii

GROUND LEASE

This GROUND LEASE (this “Ground Lease”) is made and entered as of February 27, 2013, by and between Formosa Petrochemical Corporation, a company limited by shares incorporated in the Republic of China (“Lessor”), and , also known as Kraton Formosa Polymers Corporation, a limited liability company organized in the Republic of China (“Lessee”). This Lease has been executed and delivered pursuant to the transactions contemplated by the Shareholder Agreement. Capitalized terms used in this Ground Lease (including all Appendices, Schedules and Exhibits hereto) shall have the meanings ascribed thereto in Appendix A.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, Lessor and Lessee agree as follows:

ARTICLE I

LEASE OF PLANT SITE; OWNERSHIP

Section 1.1 Lease of Plant Site. Subject to the terms and conditions of this Ground Lease, during the term of this Ground Lease, Lessor shall lease to Lessee, and Lessee shall lease from Lessor, the Plant Site and all rights, privileges and appurtenances belonging or pertaining to the Plant Site, and subject to all reservations and limitations of this Ground Lease. The Plant Site includes the IDB Portion described below, which is hereby subleased to Lessee by Lessor. The Plant Site is an area of approximately five hectares, the specific size, location and the four-side boundaries of which are delineated on the map attached hereto as Exhibit 1 (the “Plant Site Map”). The Plant Site shall have ready access via a road located at a convenient access point for construction vehicles to enable construction and operation of the Plant and all ancillary equipment, infrastructure and facilities, as well as all deliveries.

Section 1.2 Industrial Development Bureau.

(a) As of the date hereof, the Ministry of Economic Affairs owns land contiguous with the Plant Site the boundaries of which are delineated on the Plant Site Map (the “IDB Portion”). Lessor has a permit (or other similar right) to use the IDB Portion for commercial purposes, including the Permitted Purposes.

(b) The IDB has agreed to either (i) transfer title to the IDB Portion to Lessor (the “Transfer Option”) or, alternatively, (ii) lease the IDB Portion directly to Lessee (the “Lease Option”), the choice of (i) or (ii) in IDB’s discretion. Each party shall use its best efforts to facilitate and shall cooperate with the IDB in implementing the Transfer Option or Lease Option, whichever is selected by the IDB, as soon as possible.

(c) In the event IDB (on behalf of the Ministry of Economic Affairs) transfers title to the IDB Portion to Lessor, the area of the IDB Portion marked as part of the Plant Site on the Plant Site Map shall be deemed a part of the Plant Site for all purposes under this Ground Lease.

Section 1.3 Use of Plant Site. Lessee shall use and occupy the Plant Site for the following purposes: (i) to design, construct and install the Plant and all ancillary equipment, infrastructure and facilities; (ii) to operate the Plant and all ancillary equipment, infrastructure and facilities; and (iii) to carry out all other production and business activities incidental or ancillary to the foregoing or otherwise permitted under the Shareholder Agreement or any other Transaction Document (the “Permitted Purposes”). Lessee shall occupy, use and operate the Plant Site in material compliance with all Applicable Law of the Republic of China, all relevant rules and regulations published from time to time for the Mailiao Industrial Park by the “Head Office” of Lessor (“Industrial Park Rules”) and the HSE Policy.

Section 1.4 Registration, Permits and Approvals.

(a) Lessor shall obtain and maintain in full force and effect all approvals, permits, consents and registrations with the relevant Government Authorities as required by Applicable Law in connection with the Ground Lease, and shall provide commercially reasonable assistance to Lessee in connection with Lessee’s application for required permits and registrations for this Ground Lease, and construction and operation of the Plant.

(b) If the Transfer Option or Lease Option is not consummated by April 30, 2013, or the final Environmental Impact Assessment committee approval of the EPA permit is not received by July 31, 2013, or the construction permit is not granted by December 31, 2013 (each, an “Approval Failure”), then either party may elect to terminate this Agreement and each other transaction document, in which event Lessee will be dissolved in accordance with the liquidation and dissolution procedures set forth in the Shareholder Agreement as promptly as practicable thereafter. This termination right and agreement to dissolve and liquidate Lessee shall be given effect notwithstanding any provision to the contrary in the Shareholder Agreement.

Section 1.5 Ownership of the Plant. Lessor acknowledges and agrees that Lessee owns all right, title and interest in and to the Plant and all ancillary equipment, infrastructure and facilities on the Plant Site. Lessor shall do all things necessary to ensure that Lessee shall be the sole and absolute owner of the Plant and all ancillary equipment, infrastructure and facilities on the Plant Site, and shall do all acts reasonably requested by Lessee to assist and facilitate Lessee in asserting and maintaining such ownership.

Section 1.6 Optional Lease of Additional Land.

(a) Lessor hereby grants to Lessee an irrevocable option, exercisable in Lessee’s sole discretion from the date of this Ground Lease until the third anniversary of final acceptance of the Plant from the Construction Contractor (the “Option Period”), to lease an additional tract of land adjacent to the Plant Site (the “Optional Plant Site”). The specific size, location and the four-side boundaries of the Optional Plant Site are delineated on the Plant Site Map.

(b) If Lessee desires to lease all or part of the Optional Plant Site, Lessee shall deliver written notice to Lessor of its election to lease the Optional Plant Site (or a part thereof), including the number of hectares Lessee is electing to lease, on or before the last day of the Option Period. The Optional Plant Site shall be leased to Lessee on substantially the same terms and conditions as are set forth in this Ground Lease and in accordance with the following:

(i) Lessee may use and occupy the Optional Plant Site for the following purposes: (1) to design, construct and install an expansion of the Plant production capabilities and all ancillary equipment, infrastructure and facilities; (2) to operate the expansion and all ancillary equipment, infrastructure and facilities; and (3) to carry out all other production and business activities incidental or ancillary to the foregoing or otherwise permitted under the Shareholder Agreement and any other Transaction Document.

(ii) Lessee shall occupy, use and operate the Optional Plant Site in material compliance with all Applicable Law of the Republic of China, Industrial Park Rules and the HSE Policy.

(iii) The lease fee for the Optional Plant Site shall be calculated in the same manner as the Lease Fee set forth in Section 3.1.

(iv) The term of Lessee’s lease of the Optional Plant Site shall be coterminous with the term of this Ground Lease.

(v) The parties shall conduct an environmental assessment of the condition of the Optional Plant Site in a manner described in Article VIII prior to the delivery of the Optional Plant Site to Lessee.

(vi) Lessor shall, at its own cost and expense, procure, design, engineer and construct the utilities infrastructure necessary to support the intended use of the Optional Plant Site.

ARTICLE II

DELIVERY OF PLANT SITE

Section 2.1 Plant Site Condition. Lessor shall deliver the Plant Site to Lessee no later than a date to be agreed by the parties (the “Delivery Date”). Prior to the delivery of the Plant Site, Lessor shall at its own cost and expense remove all surface and subsurface structures on or below the Plant Site (other than the pilings introduced to the Plant Site prior to the date hereof to reinforce the underground structure). Except for the pilings described above, at the time of delivery, the Plant Site shall:

(a) be free of all surface and subsurface structures and be earth-filled; and

(b) be free of Hazardous Materials (subject to Lessor’s remediation obligation set forth in Section 8.2(a)).

Section 2.2 Further Obligations of Lessor. After delivery of the Plant Site to Lessee, if at any time during the construction of the Plant, any unknown underground or subsurface structure is discovered under the Plant Site, Lessor shall at its own cost remove all such structures within 10 Business Days after receipt of written notice thereof from Lessee.

ARTICLE III

LEASE FEE AND PAYMENTS

Section 3.1 Plant Site Lease Fee. The annual fee (the “Lease Fee”) for the lease of the Plant Site (and Optional Plant Site, if applicable) shall be calculated from and after the Delivery Date as follows:

(a) The area of the Plant Site (and Optional Plant Site, if applicable), as measured in pings; multiplied by

(b) NT$48 per ping per month; multiplied by

(c) 12 months; multiplied by

(d) 1.05 (to account for the 5% business Tax imposed upon issuance by Lessor of an invoice for the Lease Fee (“Business Tax”), provided that the parties agree that the Business Tax shall be adjusted as it is so adjusted by the applicable Governmental Authority).

The Lease Fee may be adjusted from time to time if it is so adjusted for all sister-companies of FPCC upon notice to Lessor.

Section 3.2 IDB Reimbursements. If the IDB Portion is leased to Lessor from the IDB on behalf of the Ministry of Economic Affairs, Lessee shall reimburse Lessor for the positive difference, if any, between the annual lease fee for the IDB Portion paid by Lessor and the Lease Fee.

Section 3.3 Payment Schedule. Lessee shall pay the Lease Fee to Lessor on an annual basis on July 15 of each year. Each lease payment will be for a 12-month period from January 1 to December 31 for the year in which such Lease Fee is paid. The Lease Fee shall be prorated for partial years.

Section 3.4 Payment Disputes; Dispute Resolutions. Lessee may object to invoiced amounts at any time before, at the time of or after payment is made, provided that such objection is made in writing within two years following the date of the disputed invoice. Payment of any invoice by Lessee shall not constitute approval thereof.

The parties shall meet as expeditiously as possible to resolve any dispute. Any dispute that is not resolved within 60 days following delivery of written notice by Lessee shall be resolved in accordance with the dispute resolution procedures set forth in Section 15.4.

ARTICLE IV

TAXES

Section 4.1 Payment by Lessor. In the event the Plant Site (and Optional Plant Site, if applicable) or any part thereof (including improvements, fixtures and personal property located at, in or under the Plant) are subject to ad valorem taxes and assessments, general or special, Lessor shall pay all such ad valorem taxes and assessments for any period contained in the term of this Ground Lease, except for the Business Tax, which is accounted for in clause (iv) of the Lease Fee. Lessor shall also be solely responsible for all Taxes, fees and other assessments associated with this Ground Lease or any payments or obligations hereunder. Any amounts payable by Lessee to Lessor under this Lease shall be inclusive of any sales, use, value-added, transfer or similar Taxes.

ARTICLE V

UTILITIES INFRASTRUCTURE

Section 5.1 Permanent Infrastructure and Utilities.

(a) Lessor and Lessee shall each, at its own cost and expense, procure, design, engineer, construct and place into service certain utilities infrastructure, as identified on Exhibit 4 (the “Utilities Infrastructure”), in each case with sufficient capacity to serve the needs of the Plant if the Plant is operating at a capacity of 36 KT per year under normal operating conditions, subject to reasonable notice from Lessee for peak demand periods. The Utilities Infrastructure shall be connected to the utilities rack at the locations identified on Exhibit 4 or on the Plant Site Map.

(b) Lessee shall, at its own cost and expense, procure, design, engineer and construct a utilities delivery rack inside the battery limit of the Plant Site at which the supply of the utilities under Section 5.1(a) and Section 5.1(b) shall be delivered to the Plant. The location of the utilities rack is identified on the Plant Site Map.

(c) The design, engineering and construction of the Utilities Infrastructure and the utilities delivery rack shall comply with Applicable Laws and be in accordance with best practice in the petrochemical industry.

Section 5.2 Completion of Utilities Infrastructure. Lessor shall complete the design and construction of and place into operation the Utilities Infrastructure for which it is responsible at least 30 days prior to the start of phased commissioning of the Plant. If Lessor fails to place the Utilities Infrastructure for which it is responsible into service on or before the deadline in the immediately preceding sentence, then, in addition to all other rights and remedies available at law and equity: (i) Lessee may, at its option and in its sole discretion, retain a Third Party contractor to complete construction and place into operation the Utilities Infrastructure or direct the Lessor’s contractor (if applicable) to complete construction of and place into operation the Utilities Infrastructure, in each case the costs and expenses of which shall be borne entirely by Lessor, and with such access rights and cooperation from Lessor as may be necessary, in Lessee’s judgment, to complete such construction and place into operation the Utilities Infrastructure; and (ii) Lessee shall not be required to pay the Lease Fee for the Plant Site from the first day of delay in such construction or placement into operation until the day on which such Utilities Infrastructure is constructed and fully operational.

Section 5.3 Maintenance of Utilities and Infrastructure. Lessor shall be responsible at its sole cost and expense for the maintenance and operation of the Utilities Infrastructure outside the battery limit of the Plant Site and up to the utilities rack within the battery limit of the Plant Site.

Section 5.4 Outsourcing. Lessor and Lessee may each perform its obligations under this Article V directly or through contractual relationships with its Affiliates or Third Parties; provided, however, that prior to engaging any Third Party to perform utilities services on behalf of such party, such Third Party must execute a binding obligation of confidentiality reasonably satisfactory to the other party to this Ground Lease.

ARTICLE VI

QUIET ENJOYMENT

Section 6.1 Quiet Enjoyment. Lessor covenants that Lessee’s use of the Plant Site shall be free of interference, disturbance or obstruction by Lessor, its Affiliates or any Third Party, or originated from adjacent lands under the control of, or the land owned by Lessor or its Affiliates or any Third Party. During the term of this Ground Lease,

(a) if any Third Party interferes with Lessee’s use of the Plant Site, Lessor shall be responsible for resolving this matter as soon as possible but in no event later than 30 days after Lessee’s written notice thereof, failing which Lessee shall be entitled to temporarily withhold payment of the Lease Fee, without prejudice to any other rights or remedies available to Lessee by law or in equity; and

(b) Lessor shall not build or allow to be built any building, structure, facility or object that (1) would interfere with Lessee’s use of the Plant Site, (2) could reasonably be expected to affect the safety or operation of the Plant or (3) is or could reasonably be expected to be contrary to Lessee’s HSE Policy, a copy of which is attached hereto as Exhibit 3.

ARTICLE VII

ACCESS

Section 7.1 Access Rights. Lessor covenants that Lessee shall have access, free of charge, from the Plant across the Mailiao Industrial Park and to a main road. Such access shall be sufficient to allow passage of large vehicles, including 40 foot container trucks and other regular container trucks. Lessor also covenants that Lessee shall have full right of unrestricted access to the roads, bridges and paths owned or managed by Lessor, free of additional charge, for all the usages in connection with its design, construction and operation of the Plant and all ancillary equipment, infrastructure and facilities on the Plant Site, including transportation of personnel, raw materials, products and other goods to and from the Plant Site. Lessor further covenants that Lessee shall have the right to use, free of additional charge, areas outside the Plant Site reasonably necessary in connection with the design, construction or operation of the Plant and all ancillary equipment, infrastructure and facilities on the Plant Site, including docks, loading and unloading areas and parking areas; provided that Lessee’s use of such areas outside of the Plant Site shall comply with Industrial Park Rules.

Section 7.2 Utility Rights. Lessor covenants that Lessee shall have the right to use, free of charge, the public road adjacent to the Plant Site for the installation, maintenance, operation, replacement and repair of communication lines, sewer, water, gas, electric and other utilities and related facilities for any of the foregoing and for fuel, feedstock and product lines and related facilities, including any pipe, line or similar distribution network owned by Lessor or its Affiliates used in connection with such utilities and related facilities, in each case with a capacity sufficient to serve the needs of the Plant when operated at rated capacity; provided that Lessee’s use of such public road shall comply with Industrial Park Rules.

Section 7.3 Drainage Rights. Lessor covenants that Lessee shall have the right, free of charge, to tap into and use the storm drainage lines and related facilities located on land outside the battery limit of the Plant Site for the purpose of draining any and all waste water and storm water runoff from the Plant; provided that Lessee’s use of such drainage lines and facilities shall comply with Industrial Park Rules.

ARTICLE VIII

ENVIRONMENTAL MATTERS

Section 8.1 Land Quality Upon Delivery. Prior to the date hereof, the parties jointly appointed a suitably qualified independent Third Party (an “Assessor”) to conduct an environmental assessment of the soil and underground water conditions on and under the Plant Site. The parties agreed to the manner and scope in which such environmental assessment was to be conducted, and such assessment will be conducted in accordance with applicable Environmental Laws of the Republic of China (the “ROC Environmental Standards”) in effect at the time of the assessment. The findings of such assessment shall be used as the environmental baseline (the “Original Quality Level”) for the Plant Site. The parties caused the Assessor to detail all the findings of such assessment in an environmental assessment report in both the English and Chinese languages. The assessment includes, among other things, the amount of Hazardous Materials, if any, present in the soil and underground water on and under the Plant Site, their likely source and a projection of the amount of Hazardous Materials leaching onto the Plant Site over time due to existing causes. Lessor shall bear the cost of such environmental assessment. A copy of the environmental assessment report will be attached to this Ground Lease as Exhibit 2.

Section 8.2 Remediation by Lessor.

(a) If the soil and underground water conditions on and under the Plant Site are not in compliance with the relevant prevailing ROC Environmental Standards, Lessor shall at its own cost and expense remediate the Plant Site in accordance with the ROC Environmental Standards. Lessor shall use its reasonable best efforts to complete the remediation prior to the Delivery Date and in any event shall conduct and complete the remediation as expeditiously as possible.

(b) Prior to the performance of the remediation, Lessor shall consult Lessee and formulate a plan for the remediation work, including provisions for the removal, treatment and proper disposal of Hazardous Materials on or under the Plant Site. The remediation plan shall reflect the best practices regarding removal and treatment of Hazardous Materials in the chemical industry. Lessor shall submit its remediation plan to Lessee for review and comment, and shall revise such plan to reflect all comments of Lessee (if any). Remediation of the Plant Site shall be conducted in accordance with the agreed remediation plan.

(c) After completion of the remediation of the Plant Site in accordance with the remediation plan, the parties shall jointly appoint an Assessor to conduct an environmental assessment of the Plant Site. The Assessor shall determine the Original Quality Level of the Plant Site as of the time of the assessment and whether the Plant Site meets or exceeds ROC Environmental Standards. If the Assessor determines that any Hazardous Materials on the Plant Site have not been fully remediated, or that the condition of the Plant Site does not meet or exceed ROC Environmental Standards, the parties shall follow the procedures set forth in this Section 8.2 to further remediate the Plant Site until an Assessor is able to certify that the Plant Site is free of Hazardous Materials and in compliance with ROC Environmental Standards.

Section 8.3 Remediation During the Term.

(a) If at any time during the term of this Ground Lease, Lessee discovers the presence of Hazardous Materials on the Plant Site that are caused by operations outside the Plant Site, Lessor shall at its own cost and expense promptly remediate such contamination in accordance with the procedures and standards set forth in Section 8.2.

(b) If at any time during the term of this Ground Lease, Lessee discovers the presence of Hazardous Materials on the Plant Site that are caused by Lessee’s operations on the Plant Site, Lessee shall at its own cost and expense promptly remediate such contamination to the extent it is required to do so under ROC Environmental Laws.

(c) Any remediation required by this Section 8.3 shall be conducted in compliance with ROC Environmental Standards.

Section 8.4 Land Quality Upon End of Term. No later than 10 Business Days after the expiration of the term of this Ground Lease, the parties shall jointly appoint an Assessor to conduct an environmental assessment of the soil and underground water conditions on and under the Plant Site. The parties shall mutually agree to the manner and scope in which such environmental assessment is conducted, and such assessment shall be conducted in accordance with ROC Environmental Standards in effect at the time of the assessment. The parties shall cause the Assessor to detail all the findings of such assessment in an environmental assessment report in the English language, which shall, among other things, specifically detail the amount of Hazardous Materials, if any, present in the soil and underground water on and under the Plant Site and their likely source. Lessee shall bear the cost of such environmental assessment. If the soil and underground water conditions on and under the Plant Site are not in compliance with the relevant prevailing ROC Environmental Standards, and, according to the Assessor’s report, such non-compliance was caused by Lessee’s operations, Lessee shall at its own cost and expense remediate the Plant Site of conditions it caused as soon as reasonably practicable and in accordance with ROC Environmental Standards.

ARTICLE IX

EXPROPRIATION AND CASUALTY LOSS

Section 9.1 Expropriation. In the event that the Plant Site is expropriated by a Governmental Authority or all or part of the Plant is taken by a Governmental Authority for public or quasi-public use, the compensation for such expropriation or taking with respect to the Plant Site shall be given to Lessor, and the compensation with respect to the Plant and any ancillary equipment, infrastructure and facilities on the Plant Site shall be given to Lessee. In case of partial expropriation of the Plant Site, the rent shall be reduced in proportion to the area of the Plant Site expropriated.

Section 9.2 Casualty Damage. If the Plant is materially damaged or destroyed by fire or other casualty or is in part demolished or materially damaged and requires restoration, Lessee shall promptly notify Lessor in writing of such damage or destruction or demolition, generally describing the nature and extent of such damage or destruction.

Section 9.3 Restoration. In the event of any damage to or destruction of all or any material part of the Plant, and whether or not the insurance proceeds on account of such damage or destruction are sufficient for the purpose, Lessee, at its expense, shall either (i) promptly commence and complete the restoration, replacement or redevelopment of the damaged portion of the Plant, or (ii) if Lessee determines to defer restoration, replacement or redevelopment of the damaged portion of the Plant, Lessee shall place such damaged portion in such condition as may be required by Applicable Law and to the reasonable satisfaction of Lessor, so as not to constitute a hazardous condition or public or private nuisance.

ARTICLE X

LIENS

Lessor shall not suffer or permit to exist Liens against the Plant Site, the Plant or any ancillary equipment, infrastructure and facilities by reason of claims of mechanics, materialmen or similar claimants for work, labor or materials furnished to the Lessor. In the event any such Lien is filed against the Plant Site, the Plant or any such ancillary equipment, infrastructure and facilities, Lessor, within 30 days after the filing thereof, shall institute proceedings to discharge such Lien, by payment, bonding or otherwise and shall duly prosecute such proceedings to completion.

ARTICLE XI

TERM AND TERMINATION

Section 11.1 Term. This Ground Lease shall be and remain in full force and effect for the period commencing on the date on which this Ground Lease is ratified by the Board of Lessee and ending on the date of completion of demolition and decommissioning of the Plant or such other date as is mutually agreed by the parties in writing.

Section 11.2 Termination. Lessee shall have the right to terminate this Ground Lease if:

(a) The Plant Site is expropriated by a Governmental Authority, or the Plant is taken by a Governmental Authority for public or quasi-public use;

(b) The Plant is damaged and Lessee elects, in its sole discretion, not to rebuild;

(c) A portion of the Plant Site is expropriated by a Governmental Authority or a portion of the Plant is taken by a Governmental Authority for public or quasi-public use so as to render the remaining portion of the Plant Site or the Plant, as the case may be, unusable by Lessee for its intended purpose in Lessee’s commercially reasonable judgment;

(d) an Approval Failure occurs as described in Section 1.4(b); or

(e) The Plant Site is contaminated by Hazardous Materials so as to render the Plant Site or the Plant unusable by Lessee for its intended purpose in Lessee’s commercially reasonable judgment.

Lessor and Lessee hereby waive any right they may have to cause the termination of this Ground Lease, by operation of law or otherwise, except as set forth in this Section 11.2.

Section 11.3 Effect of Termination.

(a) Upon the termination or expiration of this Ground Lease, Lessee shall at its sole cost and expense proceed to remove all above-ground Plant structures and any below-ground foundations or other structures (other than the pilings introduced to the Plant Site prior to the date hereof to reinforce the underground structure) in a good and workmanlike manner and in compliance with Applicable Laws.

(b) Upon the termination or expiration of this Ground Lease, all rights and obligations under this Ground Lease shall terminate except to the extent set forth otherwise in this Section 11.3. The provisions of Article XIII, Section 15.1, Section 15.3, Section 15.4 Section 15.7 and Section 15.8, and Sections 1 (Agreement Interpretation), 4 (Notices), 6 (No Consequential or Special Damages) and 9 (Public Announcements), in each case of Appendix B, as well as any definitions in Appendix A necessary to understand the surviving provisions, shall survive termination of this Ground Lease. Termination of this Ground Lease shall not alter the then-existing claims, if any, of any party for breaches of this Ground Lease occurring prior to the termination date and the obligations of the parties with respect thereto shall survive termination. If Lessee terminates this Ground Lease pursuant to Section 11.2, such termination shall not result in additional liability of any kind for Lessee as a result of such termination.

ARTICLE XII

DEFAULT AND REMEDIES

Section 12.1 Lessee Default. It shall constitute a default by Lessee (a “Lessee Default”) if Lessee fails to timely pay any undisputed invoiced amount in accordance with the provisions of Article III, which failure continues for more than 30 days following receipt of written notice to Lessee that such invoiced amount is past due. Upon the occurrence of a Lessee Default, Lessor may, at its option and as its sole remedy (other than its right to receive payment in full for all amounts due hereunder), require Lessee to pay interest on the amount due and unpaid at the Default Rate thereon.

Section 12.2 Lessor Default. It shall constitute a default by Lessor (a “Lessor Default”) if Lessor fails to timely perform any obligations of Lessor under this Ground Lease, which failure continues and remains uncured for more than 30 days after written notice from Lessee to Lessor. Upon the occurrence of a Lessor Default, in addition to all other remedies available at law and set forth in this Ground Lease, Lessee shall be entitled to equitable relief in accordance with Section 5 of Appendix B.

ARTICLE XIII

INDEMNITY

Section 13.1 Indemnification by Lessor for Environmental Matters. Lessor shall indemnify, defend and hold Lessee, its Affiliates, shareholders and its shareholders’ Affiliates and its and their officers, board members, directors, employees, agents, consultants and representatives, harmless from and against all Losses of whatsoever kind or character (including Losses arising out of or related to investigations by Governmental Authorities, remediation work ordered by a Governmental Authority, demanded by Third Parties or pursuant to Section 8.2, and costs and expenses of further investigations, fines and penalties), to the extent arising out of or in connection with any Hazardous Material in the soil or underground water on or under the Plant Site on or prior to the Delivery Date, or brought or created on the Plant Site by Lessor, its Affiliate or any Third Party after the Delivery Date, except to the extent such Losses were caused by the gross negligence or willful misconduct of Lessee.

Section 13.2 Indemnification by Lessee for Environmental Matters. Lessee shall indemnify, defend and hold Lessor, its Affiliates and its and their officers, directors, employees, agents, consultants and representatives, harmless from and against all Losses of whatsoever kind or character (including Losses arising out of or related to investigations by Governmental Authorities, remediation work ordered by a Governmental Authority or demanded by Third Parties, and costs and expenses of further investigations, fines and penalties), to the extent arising out of or in connection with any Hazardous Material in the soil or underground water on or under the Plant Site that is attributable to Lessee’s or its employees’, agents’ or contractors’ conduct, management, use or occupancy of the Plant Site after the date that the Assessor certifies that the Plant is free of Hazardous Materials and in compliance with ROC Environmental Standards in accordance with Section 8.2(c), except to the extent such Losses were caused by the gross negligence or willful misconduct of Lessor.

Section 13.3 Mutual Indemnification. Lessee and Lessor (an “Indemnitor”) shall, without duplication, indemnify, defend and hold the other (the “Indemnitee”) harmless from and against any and all claims by or on behalf of anyone arising from Indemnitor’s or its employees’, agents’ or contractors’ conduct, management, use or occupancy of the Plant Site, or any work or thing whatsoever done by Indemnitor or any Third Party present on the Plant Site through direct or indirect sanction of Indemnitor (other than Indemnitee and Indemnitee’s employees, agents, contractors, invitees and licensees), or arising from any breach or default on the part of Indemnitor in the performance of any covenant or agreement on the part of Indemnitor to be performed under this Ground Lease, or arising from any grossly negligent or wrongful act or omission of Indemnitor or its employees, agents or contractors occurring during the term of this Ground Lease in, on or about the Plant Site, and from and against all Losses, incurred in or in connection with any such claim or action or proceeding brought thereon. If any conduct giving rise to an indemnity obligation results from the joint acts or omissions of both parties, the duty of indemnification hereunder shall be in proportion to the allocable share of the total conduct attributable to each party.

Section 13.4 Indemnification Procedures. All claims for indemnification under this Article XIII shall be asserted and resolved in accordance with the procedures set forth in Section 7 of Appendix B.

ARTICLE XIV

FORCE MAJEURE

Section 14.1 Excuse for Force Majeure. If, because of Force Majeure, Lessor or Lessee is rendered wholly or partly unable to perform its obligations under this Ground Lease (other than any obligation to pay money), that party shall be excused from whatever performance is affected by the Force Majeure event (other than any obligation to pay money) to the extent so affected, provided that:

(a) The non-performing party, within 48 hours (unless a shorter time frame is required by the circumstances and otherwise subject to all Applicable Laws) after the occurrence of the Force Majeure gives the other party written notice describing the particulars of the occurrence;

(b) The non-performing party uses its reasonable best efforts to remedy its inability to perform (provided, however, that no party shall be required to settle any strike, walkout, lockout or other labor dispute on terms which, in the sole judgment of the party involved in the dispute, are contrary to its interest, it being understood that the settlement of strikes, walkouts, lockouts or other labor disputes shall be at the sole discretion of the party having the difficulty); and

(c) When the non-performing party is able to resume performance of its obligations under this Ground Lease, that non-performing party shall give the other party written notice to that effect and shall resume such performance.

Section 14.2 Change in Applicable Law. In the event that a party is unable to perform any duty or obligation hereunder due to changes in any Applicable Law, the parties shall negotiate in good faith an amendment to this Ground Lease that would allow such party to continue to perform substantially as required by this Ground Lease and to comply with such change in the Applicable Laws.

ARTICLE XV

MISCELLANEOUS PROVISIONS

Section 15.1 General Provisions. The provisions set forth in Appendix B shall apply to this Ground Lease.

Section 15.2 Lessor Representations and Warranties. In addition to the representations and warranties set forth in Section 3 of Appendix B, Lessor represents and warrants to Lessee on the date hereof and on the Delivery Date that:

(a) Lessor owns lawful title to or has the right to sublease the Plant Site free and clear of any Lien, and Lessor has the right to use the IDB Portion for commercial purposes, including the Permitted Purposes. The Plant Site Map accurately depicts the boundaries of the Plant Site, IDB Portion and the Optional Plant Site as registered with the appropriate Governmental Authorities of the Republic of China in accordance with

Applicable Law. Lessor has all the right, power and authority, has taken all necessary action, including the payment of all Taxes and fees to which it is liable, and has obtained all required approvals of all Governmental Authorities and all other required consents and permits to lease the Plant Site and the Optional Plant Site to Lessee upon the terms and subject to the conditions of this Ground Lease. All such approvals, permits and authorizations are in full force and effect. No violations have been recorded or alleged in respect of any such approvals, permits and authorizations, and no proceeding is pending or, to the knowledge of Lessor, threatened or contemplated with respect to the revocation or limitation of such approvals, permits and authorizations.

(b) The Plant Site has been developed, operated and maintained in full compliance with ROC Environmental Standards, and does not violate any applicable ROC Environmental Standards. There has been no contamination of soil and underground water on and under the Plant Site. All Hazardous Materials on and under the Plant Site have been handled and disposed of in accordance with applicable ROC Environmental Standards.

(c) Lessor is not engaged in or a party to or, threatened with or subject to any action, proceedings, investigation or legal, administrative, arbitration or other method of settling disputes or disagreements relating to the Plant Site.

Section 15.3 Governing Law. This Ground Lease and the rights and duties of the parties arising out of this Ground Lease shall be governed by, and construed in accordance with, the applicable laws of the Republic of China, without reference to the conflict of applicable laws and rules thereof that would direct the application of the laws of another jurisdiction.

Section 15.4 Dispute Resolution. The parties shall use their reasonable best efforts to resolve all disputes relating to this Ground Lease by good faith negotiations. If either party gives notice to the other party that a dispute has arisen, and the parties are unable within 10 Business Days of such notice to resolve the dispute, then it shall be referred to an officer of each of Lessor and Lessee, in each case that is not on the Board of Lessee. If such officers are unable within 20 Business Days to resolve the dispute, then it shall be referred to an executive officer of each party or its Affiliate (or in the case of Project Company, of KP Investment or its Affiliate) with decision-making authority of Lessee and Lessor who have not previously been involved in the dispute. If these individuals are unable within 20 Business Days to resolve the dispute, then either party may submit the dispute to mediation in accordance with the provisions of Appendix C. Any dispute not resolved through mediation in accordance with the provisions of Appendix C shall be finally resolved by arbitration in accordance with the provisions of Appendix C.

Section 15.5 Ethical Business Practices. The parties shall comply with the provisions of Appendix D.

Section 15.6 Execution and Ratification. The parties acknowledge and agree that the Preparatory Office for Lessee shall execute this Ground Lease for and on behalf of Lessee. This Lease shall be effective upon the ratification of this Ground Lease by the Board of Lessee.

Section 15.7 Conflicting Provisions. The several parts of, and attachments to, this Ground Lease are intended to be interpreted as mutually explanatory of one another. In the case of any conflict or inconsistency between or among the body of this Ground Lease or Appendix A, on the one hand, and any other Appendix or Exhibit, on the other hand, the provisions of the body of this Ground Lease and Appendix A shall govern. In the case of any other conflict or inconsistency between or among the provisions of the body of this Ground Lease or any Appendix, the provision addressing the matter in more detail shall govern.

Section 15.8 Language. This Ground Lease shall be written in both the Chinese and English languages. Both languages shall have equal authenticity; provided, however, in the event of conflict between the different versions, the English language version shall control.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Ground Lease to be executed by their duly authorized representatives as of the date first written above.

FORMOSA PETROCHEMICAL CORPORATION

By:	/s/ Tsao Mihn
Tsao Mihn
President

For and on behalf of

(KRATON FORMOSA POLYMERS CORPORATION)

The Preparatory Office for , also known as Kraton Formosa Polymers Corporation

By:	/s/ Michael S. Wong
Michael Wong
Authorized Representative

By:	/s/ Hsi-Tse Li
Hsi-Tse Li
Authorized Representative

[Signature Page to Ground Lease]

I hereby confirm that this Ground Lease has been ratified at a duly convened meeting or pursuant to a written consent of the Board of , also known as Kraton Formosa Polymers Corporation, as of April 1, 2013.

(KRATON FORMOSA POLYMERS CORPORATION)

By:	/s/ Michael S. Wong
Michael Wong
President

[Signature Page to Ground Lease]

APPENDIX A

Definitions

“Affiliate” of any Person means any other Person directly or indirectly controlling, directly or indirectly controlled by or under direct or indirect common control with such Person. As used in this definition, the term “control,” “controlling” or “controlled by” means the possession, directly or indirectly, of the power either to (a) vote 50% or more of the securities or interests having ordinary voting power for the election of directors (or other comparable controlling body) of such Person or (b) direct or cause the direction of the actions, management or policies of such Person, whether through the ownership of voting securities or interests, by contract or otherwise, excluding in each case, any lender of such Person or any Affiliate of such lender. Notwithstanding the foregoing, in no event shall Lessee be deemed to be an Affiliate of KP Investment or any of its Affiliates or Lessor or any of its Affiliates.

“Applicable Law” means any constitution, law, statute, ordinance, order, injunction, rule, regulation or Authorization of any Governmental Authority (excluding any such legislative, judicial or administrative body or instrumentality acting in any capacity as a lender, guarantor or mortgagee) applicable to a party or its Affiliate or the subject matter of this Agreement.

“Approval Failure” has the meaning set forth in Section 1.4(b).

“Arbitral Tribunal” has the meaning set forth in Section 4.1 of Appendix C.

“Assessor” has the meaning set forth in Section 8.1.

“Authorizations” means licenses, certificates, permits, orders, approvals, determinations, variances, franchises and authorizations from Governmental Authorities.

“Board” means the representatives of the Directors of Lessee comprised of three Kraton Directors Representatives and three FPCC Directors Representatives.

“Business Day” means a day of the year that is not a Saturday, Sunday or other day on which the banks are generally closed in the Republic of China.

“Business Tax” has the meaning set forth in Section 3.1.

“Construction Contractor” means the Third Party construction contractor retained by Lessee to construct the Plant.

“Country of Jurisdiction” has the meaning set forth in Section 4.14 of Appendix C.

“Default Rate” means a per-annum rate of interest equal to the lesser of (a) LIBOR plus 1,000 or (b) the maximum rate of interest permitted to be charged by Applicable Law.

“Delivery Date” has the meaning set forth in Section 2.1.

Appendix A-1

“Directors” means each of KP Investment and Lessor in its capacity as a director of Lessee.

“Dispute” has the meaning set forth in Section 2.1 of Appendix C.

“Environmental Laws” means any and all federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other restrictions of any Governmental Authority of the Republic of China relating to the environment, or to handling, storage, emissions, discharges, releases or threatened emissions, discharges or releases of Hazardous Materials into the environment, including ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment or disposal of any Hazardous Materials.

“Expert” has the meaning set forth in Section 5.1 of Appendix C.

“Expert Matters” has the meaning set forth in Section 5.2 of Appendix C.

“First Party” has the meaning set forth in Section 4.11(b) of Appendix C.

“Force Majeure” means any occurrence, whether of the kind herein enumerated or otherwise, that is not within the reasonable control of the Person claiming the right to delay performance on account of such occurrence including, to the extent that the foregoing standard is met, acts of God, acts of the public enemy, acts of a Governmental Authority, insurrections, wars or war-like action (whether actual and pending or expected), arrests or other restraints of government (civil or military), blockades, embargoes, strikes, lock-outs, labor unrest or disputes, unavailability of labor or materials, epidemics, landslides, lightning, earthquakes, fires, hurricanes, storms, floods, wash-outs, explosions, civil disturbance or disobedience, riot, sabotage, terrorism, threats of sabotage or terrorism.

“FPCC” means Formosa Petrochemical Corporation, a company limited by shares incorporated in the Republic of China and its permitted successors and assigns.

“FPCC Directors Representative” means any representative appointed to the Board by Lessor in its capacity as a Director of Lessee.

“Governmental Authority” means any foreign, federal, state or local governmental entity, authority or agency, court, tribunal, regulatory commission or other body, whether legislative, judicial or executive (or a combination or permutation thereof) having jurisdiction as to the matter in question.

“Government Official” means and includes (i) any officer or employee of a federal, regional or municipal government or any department, agency or instrumentality thereof; (ii) any officer or employee of a state-owned entity; (iii) any Person acting in an official capacity for or on behalf of a government, any department, agency of instrumentality thereof, or any state-owned entity; (iv) any officer or employee of a public international organization; (v) any candidate for a political office; or (vi) any political party or official thereof.

“Ground Lease” has the meaning set forth in the Preamble.

Appendix A-2

“Hazardous Materials” means (a) any substance, emission or material, including asbestos, now or hereafter defined as, listed as or specified in the laws of the Republic of China as a “regulated substance,” “hazardous substance,” “toxic substance,” “pesticide,” “hazardous waste,” “hazardous material” or any similar or like classification or categorization under any Environmental Law including by reason of ignitability, corrosivity, reactivity, carcinogenicity or reproductive or other toxicity of any kind, (b) any products or substances containing petroleum, asbestos or polychlorinated biphenyls or (c) any substance, emission or material determined to be hazardous or harmful; provided that Hazardous Materials shall exclude the feedstocks used to produce HSBC, including butadiene and hydrogen, as well as HSBC or any other product produced by the Plant.

“HSBC” means hydrogenated styrenic block copolymers and related products of the type SEBS and SEPS.

“HSE Policy” means the health, safety and environmental policy of Lessee included in Exhibit E to the Shareholder Agreement.

“IDB” means the Industrial Development Bureau.

“ICC” has the meaning set forth in Section 3.5 of Appendix C.

“ICC Centre” has the meaning set forth in Section 5.3(e) of Appendix C.

“ICC Rules” has the meaning set forth in Section 3.5 of Appendix C.

“IDB Portion” has the meaning set forth in Section 1.2(a).

“Indemnitee” has the meaning set forth in Section 13.3.

“Indemnitor” has the meaning set forth in Section 13.3.

“Industrial Park Rules” has the meaning set forth in Section 1.2(c).

“International Anti-Bribery Convention” has the meaning set forth in Section 2.1 of Appendix D.

“KFPC” has the meaning set forth in Exhibit 4.

“KP Investment” means KP Investment BV, a company organized under the laws of the Netherlands and its permitted successors and assigns.

“Kraton Directors Representative” means any representative appointed to the Board of Project Company by KP Investment in its capacity as a Director of Lessee.

“Lease Fee” has the meaning set forth in Section 3.1.

“Lease Option” has the meaning set forth in Section 1.2(b).

“Lessee” has the meaning set forth in the Preamble.

Appendix A-3

“Lessee Default” has the meaning set forth in Section 12.1.

“Lessor” has the meaning set forth in the Preamble.

“Lessor Default” has the meaning set forth in Section 12.2.

“Liabilities” means any and all liabilities, obligations and commitments of any nature whatsoever, whether based on common law or statute or arising under written contract or otherwise, known or unknown, fixed or contingent, real or potential, tangible or intangible, now existing or hereinafter arising.

“LIBOR” means the London Inter-Bank Offering Rate for a month as indicated in the Telerate page 3750 at 11:00 a.m. (London time) on the first day of the applicable period or, if commercial banks are not open for international operations in London on such day, the rate on the next day on which banks in London are open for international operations; provided that LIBOR shall be adjusted on the 31st day of each applicable period to the then-current rate as provided above.

“Lien” means any mortgage, lien, pledge, charge or security interest, any lien for taxes or assessments, builder, mechanic, warehouseman, materialman, contractor, workman, repairman or carrier lien or other similar liens.

“Losses” means all suits, actions, Liabilities, legal proceedings, claims, demands, losses, costs and expenses of whatsoever kind or character, including reasonable attorneys’ fees and expenses.

“Mailiao Industrial Park” means the Formosa Plastics Group Industrial Zone located in Mailiao, Yun Lin County, Republic of China.

“Multi-Party Arbitration” has the meaning set forth in Section 7.1 of Appendix C.

“Notice” has the meaning set forth in Section 4 of Appendix B.

“Notice of Dispute” has the meaning set forth in Section 2.2 of Appendix C.

“OFAC” has the meaning set forth in Section 3.5 of Appendix D.

“Option Period” has the meaning set forth in Section 1.6.

“Option Plant Site” has the meaning set forth in Section 1.6.

“Organizational Documents” means, with respect to any Person at any time, such Person’s certificate or articles of incorporation, by-laws, memorandum and articles of association, certificate of formation of limited liability company, limited liability company agreement and other similar organizational or constituent documents, as applicable, in effect at such time.

“Original Quality Level” has the meaning set forth in Section 8.1.

“Other Dispute” has the meaning set forth in Section 7.1 of Appendix C.

Appendix A-4

“party” and “parties” means the signatories to this Ground Lease.

“Permitted Purposes” has the meaning set forth in Section 1.2(c).

“Person” means any individual, firm, corporation, partnership, joint venture, association, joint stock company, trust, limited liability company, unincorporated organization, Governmental Authority or any other form of entity or organization.

“Plant” means the facility owned by Lessee that will be situated on the Plant Site for the production of HSBC and related products.

“Plant Site” means the portion of the Mailiao Industrial Park described on the Plant Site Map, and on which the Plant will be located.

“Plant Site Map” has the meaning set forth in Section 1.1.

“Pre-Arbitral Referee Procedure” has the meaning set forth in Section 4.3 of Appendix C.

“Prohibited Person” has the meaning set forth in Section 3.5 of Appendix D.

“Project Company” means , also known as Kraton Formosa Polymers Corporation, a limited liability company organized in the Republic of China.

“reasonable best efforts” means best efforts consistent with reasonable commercial practice and without payment or incurrence of unreasonable expense or the requirement to engage in litigation.

“ROC Environmental Standards” has the meaning set forth in Section 8.1.

“Second Party” has the meaning set forth in Section 4.11(b) of Appendix C.

“Shareholder Agreement” means the Shareholder Agreement of , also known as Kraton Formosa Polymers Corporation, dated as of the date hereof, by and between KP Investment and Lessor, as the same may be amended, supplemented, modified, renewed or extended from time to time by agreement of the parties thereto.

“Supplier” has the meaning set forth in Exhibit 4.

“Taxes” means all taxes or similar charges, fees, levies or other assessments imposed by any Governmental Authority, including income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments), franchise, severance and stamp taxes (including any interest, fines, penalties or additions attributable to, or imposed on or with respect to, any such taxes, charges, fees, levies or other assessments).

“Third Party” means any Person other than KP Investment, Lessee or Lessor or an Affiliate of any of them.

Appendix A-5

“Transaction Documents” means each agreement executed and delivered in connection with the transactions contemplated by the Shareholder Agreement, including the agreements listed in Appendix A-1 to the Shareholder Agreement.

“Transfer Option” has the meaning set forth in Section 1.2(b).

“U.S. Anti-Bribery Laws” has the meaning set forth in Section 2.1 of Appendix D.

“Utilities Infrastructure” has the meaning set forth in Section 5.1.

Appendix A-6

APPENDIX B

Miscellaneous Provisions

Section 1. Agreement Interpretation. In construing this Agreement: (a) no consideration shall be given to the captions of the articles, sections, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid to construction and shall not be interpreted to limit or otherwise affect the provisions of this Agreement or the rights and other legal relations of the parties hereto; (b) no consideration shall be given to the fact or presumption that either party had a greater or lesser hand in drafting this Agreement; (c) examples shall not be construed to limit, expressly or by implication, the matter they illustrate; (d) the word “includes” and its syntactic variants mean, unless otherwise specified, “includes, but is not limited to” and corresponding syntactic variant expressions; (e) words such as “herein,” “hereby,” “hereafter,” “hereof,” “hereto” and “hereunder” refer to this Agreement as a whole and not to any particular article, section or provision of this Agreement; (f) whenever the context requires, the plural shall be deemed to include the singular, and vice versa; (g) each gender shall be deemed to include the other gender, when such construction is appropriate; (h) all of the Appendices, Exhibits and Schedules referred to in this Agreement are part of this Agreement and each Appendix, Exhibit and Schedule is hereby incorporated into the body of the Agreement as if set forth in full therein; (i) references to a Person are also to its permitted successors and permitted assigns; (j) all references in this Agreement to Appendices, Exhibits, Schedules, Articles and Sections refer to the corresponding Appendices, Exhibits, Schedules, Articles and Sections of this Agreement unless expressly provided otherwise; (k) unless expressly stated otherwise, the word “or” is not exclusive; (l) all references to “US$” or “Dollars” means United States Dollars, and all references to “NT$” means New Taiwan Dollars; and (m) unless otherwise expressly provided herein, any agreement, instrument or Applicable Law defined or referred to herein means such agreement, instrument or Applicable Law as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of Applicable Laws) by succession of comparable successor Applicable Laws and reference to all attachments thereto and instruments incorporated therein.

Section 2. Negotiation and Preparation Costs. Each party shall bear the costs and expenses incurred by it in connection with the negotiation, preparation and execution of this Agreement and other documents referred to herein.

Section 3. Representations and Warranties. Each party hereby represents and warrants that each of the following statements is true, accurate and not misleading as of the date of execution and the date of ratification of this Agreement:

(a) Organization and Authority. It has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with all necessary power and authority to enter into, deliver and perform all its obligations under this Agreement.

(b) Due Authorization; Enforceability. This Agreement has been duly authorized and constitutes the legal, valid, and binding obligations of it, enforceable against it in accordance with its terms. It has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.

Appendix B-1

(c) No Conflict. Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated by this Agreement will, directly or indirectly (with or without notice or lapse of time) (1) contravene, conflict with, or result in a violation of (i) any provision of its Organizational Documents or (ii) any resolutions adopted by its board of directors or its stockholders or other governing body or (2) contravene, conflict with, or result in a violation of, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any Applicable Law or any order to which it or its Affiliates may be subject.

(d) Consents and Notices. It is not required to give any notice to or obtain any approval, consent, ratification, waiver or other authorization of any Person (including any Authorization) in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated by this Agreement.

Section 4. Notices. Wherever provision is made for the giving or issuance of any notice, instruction, consent, approval, certificate or determination by any Person (each, a “Notice”), unless otherwise specified, such communication shall be in writing and shall not be unreasonably withheld or delayed. All Notices shall be given to a party at the physical address or facsimile number specified on Schedule 1 to this Agreement or as such party shall at any time otherwise specify by like notice to each other party to this Agreement. Each such Notice shall be effective (a) if given by facsimile, at the time such appropriate confirmation of receipt is received by the sender (or, if such time is not during regular business hours of a Business Day, at the beginning of the next such Business Day), and (b) if given by mail or courier, upon receipt or refusal of service at the address specified for each party on Schedule 1 to this Agreement.

Section 5. Specific Performance. The parties acknowledge and agree that in the event of an actual or threatened breach of the covenants and agreements of the parties set forth in this Agreement, or due to the length of time required to resolve a dispute pursuant to the dispute resolution procedures applicable to this Agreement, monetary damages may be inadequate to fully remedy the actual or threatened injury. Therefore, without limiting any other remedy available under equity, at law, under this Agreement or pursuant to the dispute resolution procedures applicable to this Agreement, all parties expressly agree that an injunction, restraining order, specific performance and other forms of equitable relief shall be available to the non-breaching party, and the breaching party shall not claim as a defense thereto that there is an adequate remedy at law or through the dispute resolution process. The party seeking an injunction, retraining order, specific performance or other equitable relief shall not be required to post a bond unless required by Applicable Law.

Section 6. No Consequential or Special Damages. Except as otherwise expressly provided in this Agreement, no party nor any of its Affiliates shall be liable under this Agreement or under any other document entered into or otherwise for lost profits or exemplary, special, punitive, indirect, remote, speculative or consequential damages (including lost profits, opportunity costs or damages based upon multiples of earnings or other financial or operational measures), whether in tort (including negligence or gross negligence), strict liability, by contract or statute, and whether foreseeable or unforeseeable.

Appendix B-2

Section 7. Indemnification Procedures. All claims for indemnification under this Agreement shall be asserted and resolved in accordance with Section 7 of Appendix B to the Shareholder Agreement.

Section 8. Complete Agreement; Disclaimer. This Agreement together with each other Transaction Document to which the parties are signatory, taken together, constitute the entire agreement of the parties relating to the subject matter of this Agreement and supersede all prior contracts, agreements or understandings with respect to the subject matter hereof and thereof, both oral or written. EACH PARTY AGREES THAT (A) THE OTHER PARTY (AND THEIR AGENTS AND REPRESENTATIVES) HAS NOT MADE ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT TO OR WITH SUCH PARTY RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF OTHER THAN AS REDUCED IN WRITING IN THIS AGREEMENT OR IN ANOTHER EXECUTED AND DELIVERED TRANSACTION DOCUMENT, AND (B) SUCH PARTY HAS NOT RELIED UPON ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT TO OR WITH THE OTHER PARTY RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF, OTHER THAN THOSE REDUCED IN WRITING IN THIS AGREEMENT OR IN ANOTHER EXECUTED AND DELIVERED TRANSACTION DOCUMENT.

Section 9. Public Announcements. No party shall, except as required by Applicable Law or the rules of any recognized national stock exchange, cause any public announcement to be made regarding this Agreement. In the event that a party shall be required to cause such a public announcement to be made pursuant to any Applicable Law or the rules of any recognized national stock exchange, it shall use commercially reasonable efforts to provide the other party at least two Business Day’s prior written notice of such announcement.

Section 10. Time is of the Essence; Performance Extended to Next Business Day. Time is of the essence in each and every provision of this Agreement. Notwithstanding any deadline for payment, performance, notice or election under this Agreement, if such deadline falls on a date that is not a Business Day, then the deadline for such payment, performance, notice or election will be extended to the next succeeding Business Day.

Section 11. Assignment. This Agreement shall bind and enure to the benefit of the parties, their respective successors and permitted assigns. Except as expressly otherwise provided in this Agreement, no party may assign or transfer its interest or obligations herein without the prior written consent of the other party, which may be withheld in such party’s sole discretion.

Section 12. Amendment. This Agreement may not be amended, modified or altered except by an instrument in writing signed on behalf of each party.

Section 13. Severability. In the event that any provision of this Agreement is held to be unenforceable or invalid by any court of competent jurisdiction, the parties shall negotiate an equitable adjustment to the provisions of this Agreement with a view to effecting, to the extent possible, the original purpose and intent of this Agreement, and the validity and enforceability of the remaining provisions shall not be affected thereby.

Appendix B-3

Section 14. Waiver; Cumulative Rights and Remedies. Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the party waiving compliance. The failure of a party at any time to strictly enforce any provision of this Agreement shall in no way affect its right thereafter to require performance thereof, nor shall the waiver of any breach of any provision of this Agreement be taken or held to be a waiver of any succeeding breach of any such provision or as a waiver of the provision itself. Unless otherwise specified herein, the rights and remedies provided in this Agreement are cumulative and the exercise of any one right or remedy by any party shall not preclude or waive its right to exercise any or all other rights or remedies.

Section 15. Interest Calculation. Except as otherwise expressly provided in this Agreement, interest shall accrue on any unpaid and outstanding amount from the time such amount is due and payable through the date upon which such amount, together with accrued interest thereon, is paid in full. Interest shall accrue at a per annum rate equal to the Default Rate, compounded quarterly.

Section 16. Further Assurances. From time to time, each party agrees to promptly execute and deliver such additional documents, and will provide such additional information and assistance, as any party may reasonably require to effect the terms of this Agreement.

Section 17. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement to which no party shall be bound until all parties have executed a counterpart. Signatures transmitted by facsimile or as emailed PDF copies shall be binding as originals so long as the Agreement is transmitted in its entirety, and each party hereby waives any defenses to the enforcement of the terms of this Agreement sent by facsimile or emailed PDF based upon the manner of transmission or form of signature (electronic, facsimile or “ink original”).

Appendix B-4

APPENDIX C

Dispute Resolution Procedures

Section 1. [Reserved]

Section 2. Generally; Notice of Dispute and Response.

2.1 The parties shall resolve all disputes, controversies and claims arising out of, relating to or in connection with this Agreement or the operations carried out under this Agreement, including the construction, existence, validity, enforceability, enforcement, breach and termination of this Agreement (a “Dispute”), exclusively in accordance with this Appendix C.

2.2 Either party may notify the other party in writing of any Dispute (a “Notice of Dispute”). Such Notice of Dispute shall (a) specify the nature of such Dispute, (b) include a statement of such party’s position with regard to such Dispute and (c) identify whether such Dispute is an Expert Matter.

Section 3. Settlement of Disputes by Negotiation.

3.1 Within five Business Days after the receipt by a party of a Notice of Dispute, the parties shall schedule a meeting to be held at a place as the parties may mutually agree. Such meeting shall be held within 10 Business Days after the receipt by a party of a Notice of Dispute, and may be held by video conference or telephone conference. The meeting shall be attended by senior management level personnel of each of the parties who have not previously been directly engaged in asserting or responding to such Dispute. Such persons shall attempt in good faith and a commercially reasonable manner to negotiate a resolution of such Dispute, which negotiations may entail the involvement of, and meetings attended by, additional senior management level personnel senior to such persons.

3.2 If such senior management level personnel shall not have negotiated a resolution to such Dispute within 60 days after such Notice of Dispute was delivered, then the Chief Executive Officer, or a senior executive officer designated by the Chief Executive Officer (or equivalent) with full decision-making authority with respect to such Dispute and the dispute resolution process, of each ultimate parent company of each of the parties shall meet at a mutually agreed location, and such Persons shall attempt in good faith and a commercially reasonable manner to negotiate a resolution of such Dispute before these procedures may be deemed to have been exhausted.

3.3 If such Dispute is resolved pursuant to Section 3.1 or 3.2 of this Appendix C, one or more parties shall be directed (in as comprehensive detail as reasonably practicable) to take the actions necessary to carry out such resolution. Each party shall have a commercially reasonable time in which to take such actions.

3.4 All negotiations pursuant to Sections 3.1 through 3.3 of this Appendix C, including any Notice of Dispute, shall be confidential and shall be treated as compromise and settlement negotiations, and no oral or documentary representations made by either party during such negotiations shall be admissible for any purpose in any subsequent proceedings.

Appendix C-1

3.5 If any Dispute is not resolved following negotiation pursuant to Sections 3.1 through 3.3 of this Appendix C, the parties shall submit the matter to settlement proceedings under the ADR Rules of the International Chamber of Commerce (the “ICC”) in force as from 1 July 2001 (the “ICC Rules”) or, if such ICC Rules are no longer in force, such rules of the ICC that replaced the ICC Rules, or if no such rules exist, as agreed by the parties.

Section 4. Resolution of Disputes by Arbitration.

4.1 ICC Rules Apply. Except in the case of an Expert Matter or as provided in Section 4.2 of this Appendix C, if any Dispute has not been settled pursuant to Section 3 of this Appendix C within 60 days following the filing by a party of a Request for ADR under the ICC Rules (or within such other period as the parties may agree in writing), such Dispute shall be finally settled under the ICC Rules by three arbitrators appointed in accordance with the ICC Rules (an “Arbitral Tribunal”), which arbitration shall be administered by the ICC. Each arbitrator shall be fluent in the English language. To the extent that the ICC Rules are in conflict with any provision of this Section 4, the provisions of this Section 4 shall prevail.

4.2 Disputes Before Sole Arbitrator. A Dispute shall be referred to a sole arbitrator if (a) the amount in dispute (representing the aggregate of the claim, counterclaim and any set-off defense) does not exceed US$5,000,000, (b) the parties so agree or (c) it is a case of exceptional urgency. In such case, the award shall be made within six months after the date on which the sole arbitrator is appointed; provided that such time limit may be extended if (i) the parties agree or (ii) the sole arbitrator or the International Court of Arbitration of the ICC determine that the interest of justice so requires. The sole arbitrator shall use his best efforts to issue the award within such time period. Failure to adhere to such time limit shall not be a basis for challenging the award.

4.3 Pre-Arbitral Referee Procedure. Each party shall have the right to have recourse to, and shall be bound by, the pre-arbitral referee procedure of the ICC in accordance with its 1990 Rules for a Pre-Arbitral Referee Procedure (the “Pre-Arbitral Referee Procedure”).

4.4 Place of Arbitration. The place of arbitration shall be Singapore or at such other place as the parties shall mutually agree in writing.

4.5 Language. The arbitration proceedings shall be conducted in the English language (provided that any person participating in the arbitration may speak through a translator) and all written submissions, awards and the reasons supporting them shall be in English. Any materials submitted in a language other than English shall be accompanied by a certified English translation.

4.6 Performance Not Suspended. Subject to any provision of this Agreement to the contrary and any provisional order to the contrary, each party shall continue to perform its obligations under this Agreement during the continuation of the resolution of any Dispute pursuant to this Section 4.

4.7 Costs of Arbitration. Each party shall, in the first instance, bear its own costs and fees of, and occasioned by, the arbitration (including attorneys’ fees) and shall share the advance on costs and fees in such proportion as shall be provisionally determined by the ICC.

Appendix C-2

Thereafter, the parties’ costs and the costs of the arbitration (including attorneys’ fees and other arbitration costs of a party) shall be borne in the manner determined by the relevant Arbitral Tribunal. In the absence of any such determination by such Arbitral Tribunal, the situation as in the first instance shall continue.

4.8 Waiver. Resolution of a Dispute by arbitration is final, and each party hereby waives any right of appeal to any court or tribunal of competent jurisdiction to the fullest extent permitted by the Applicable Law; provided that all parties retain whatever rights they may have to challenge the enforcement of any decision or award under the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards (1958), the applicable articles of the ROC Code of Civil Procedure and arbitration law of the Republic of China.

4.9 Authority of Arbitral Tribunals. Each Arbitral Tribunal shall have full authority to award any remedy or relief proposed by any party, including damages, set-offs and equitable relief, such as a declaratory judgment, specific performance of any obligation created under this Agreement, the issuance of an injunction, requiring the furnishing of security or guarantees and requiring the preservation of any thing or right under the control of a party, and awarding damages for the failure of any party to respect an Arbitral Tribunal’s orders to that effect; provided that each Arbitral Tribunal is prohibited from awarding punitive or exemplary damages.

4.10 The Award. The award shall be in writing and shall state the reasons supporting the award. The arbitrators shall make the award and any other decisions or rulings strictly according to the Applicable Law and not ex aequo et bono or as amiable compositeur, and shall not decide such Dispute by reference to any other doctrine or practice that would permit them to avoid this Agreement or the Applicable Law of this Appendix C.

4.11 Monetary Awards.

(a) Any monetary award shall be made in Dollars and shall be payable free of any Tax, withholding, deduction or offset. If a party is required to withhold or otherwise account for any such Tax, withholding, deduction or offset, such party shall:

(i) pay and bear such Tax, withholding, deduction or offset; and

(ii) ensure that the other party receives an amount equal to the amount of such award without deduction for any such Tax, withholding, deduction or offset.

(b) If a party (the “First Party”) makes a Tax deduction in respect of a monetary award payment to the other party (the “Second Party”) and a corresponding Tax payment to any taxing authority or Governmental Authority and the Second Party has obtained a refund of such Tax payment, or used such Tax payment as a credit against its Tax liabilities, then the Second Party shall reimburse the First Party the amount of such Tax payment as will leave the Second Party (after such reimbursement) in no better or worse position than it would have been in had no Tax payment been required.

Appendix C-3

(c) An Arbitral Tribunal shall include pre-award and post-award interest (including compound interest) at commercial rates from the date of any breach until the date such award is paid in full, including interest due. Any costs, expenses and fees incident to enforcing any award (including attorney’s fees) shall, to the maximum extent permitted by the Applicable Law, be charged against the party against whom such enforcement is sought.

4.12 Privileges. Legal professional privilege, including privileges protecting attorney-client communications and attorney work product of each party from compelled disclosure or use in evidence, as recognized by the law governing each party’s relationship with its counsel, shall apply to and be binding in any arbitration proceeding conducted under this Section 4.

4.13 Confidentiality. Each party shall ensure that it and its shareholders and Affiliates and their respective Affiliates, officers, directors, employees, counsel, consultants and expert witnesses of any thereof and the Arbitral Tribunal, shall maintain as confidential the fact of any proceedings described in this Appendix C, including arbitration proceedings, the arbitral award, the Pre-Arbitral Referee Procedure, any settlement agreement or order, filings or submissions exchanged or produced during any such proceedings and briefs or other documents prepared in connection with such proceedings, except:

(i) to the extent necessary to enforce this Section 4 or any arbitral award;

(ii) to enforce other rights of the parties hereunder;

(iii) pursuant to an order of or a subpoena issued by a court of competent jurisdiction;

(iv) as required by Applicable Law;

(v) as required by the rules of any stock exchange on which the shares of any party or any shareholder or Affiliate thereof (or any Affiliate of any of the foregoing) are listed or are in the process of being listed; or

(vi) pursuant to an order in connection with the Pre-Arbitral Referee Procedures with proper notice to the parties and other relevant Persons and tribunals.

4.14 Submission to Jurisdiction; Interim and Other Relief. Each party hereby submits to the exclusive jurisdiction of the English (the “Country of Jurisdiction”) courts in any action, suit or proceeding with respect to the enforcement of the agreement to arbitrate in this Section 4 and the non-exclusive jurisdiction of such courts with respect to the enforcement of any award thereunder. On or prior to the execution and delivery of this Appendix C, each party shall have (a) appointed an agent to accept, on its behalf, service of process in the Country of Jurisdiction and (b) received evidence of such agent’s acceptance of such appointment for the term of this Agreement. Each party agrees not to plead or claim in any Country of Jurisdiction court that any such action or proceeding has been brought in an inconvenient forum. Each party agrees that the Country of Jurisdiction courts shall have the

Appendix C-4

power to provide any necessary interim relief prior to the formation of an Arbitral Tribunal. In addition, any party to the arbitration may apply to any court of competent jurisdiction for:

(i) a provisional or conservatory order, including a preliminary injunction, in aid of the arbitration proceeding before the appointment of the arbitrators is completed; and

(ii) an order of enforcement of provisional remedies granted by an Arbitral Tribunal,

and an application for such an order shall not be deemed a violation or waiver of this Agreement. The parties waive, to the fullest extent permitted by Applicable Laws, any other right to apply to any court of competent jurisdiction for provisional remedies, whether under Article 23 of the ICC Rules (or any successor rule) or otherwise.

Section 5. Resolution of Disputes by an Expert.

5.1 Use of an Expert. Whenever a Dispute arises that involves an Expert Matter, such Dispute shall be exclusively resolved by an expert appointed as described in this Section 5 (an “Expert”) in accordance with the procedures set forth in this Section 5.

5.2 Expert Matters. The following matters (“Expert Matters”) shall be determined by an Expert:

(a) the failure of the parties to agree on a replacement index or similar reference;

(b) the interpretation of test data and the results thereof;

(c) the causation of equipment failure; and

(d) such other matters as the parties may agree;

provided that Expert Matters shall not include a determination of the consequences of any of the foregoing under the terms of this Agreement.

5.3 Appointment of an Expert.

(a) An Expert:

(i) may be a Person;

(ii) shall be generally recognized as an expert in a field of expertise relevant to such Dispute that is the subject of the determination;

(iii) shall not be a current or former employee or agent of either party or any of its shareholders or Affiliates or any of their respective Affiliates; and

(iv) shall not have any conflict of interest.

Appendix C-5

(b) If a Notice of Dispute indicates that such Dispute involves an Expert Matter, the party receiving such Notice of Dispute shall, within 30 days after receipt of such Notice of Dispute, agree or deny that such Dispute is an Expert Matter. If a Notice of Dispute does not indicate that it involves an Expert Matter, but the party receiving such Notice of Dispute believes that such Dispute involves an Expert Matter and wants to have it resolved by an Expert pursuant to this Section 5, such party shall, within 30 days after receipt of the Notice of Dispute, send a notice to the other party stating that it believes that such Dispute involves an Expert Matter and wants to have it resolved by an Expert. Within 14 days after receipt by the other party of such notice, such other party shall agree or deny in writing that such Dispute is an Expert Matter.

(c) If the parties cannot agree that a Dispute is an Expert Matter, an Arbitral Tribunal shall determine whether such Dispute is an Expert Matter in accordance with the procedures set forth in Section 4 of this Appendix C. If such Arbitral Tribunal determines that such Dispute:

(i) is an Expert Matter, such Dispute shall be resolved pursuant to this Section 5; or

(ii) is not an Expert Matter, such Dispute shall be resolved pursuant to arbitration in accordance with Section 4 of this Appendix C.

(d) The party that does not prevail in this determination of whether such Dispute is an Expert Matter shall bear all of the costs of such arbitration, the arbitrators’ fees and the parties’ attorneys’ fees through the date of that determination by such Arbitral Tribunal.

(e) For purposes of selecting an Expert, each party shall create a list of up to three proposed Experts, including the credentials of each nominee, and provide a copy thereof to the other party within 30 days after either (i) the parties’ agreement that such Dispute is an Expert Matter or (ii) the determination of an Arbitral Tribunal that such Dispute is an Expert Matter. If the parties are unable to select a mutually agreeable Expert from among the proposed Experts within 10 Business Days after the exchange of lists, either party may request the ICC International Centre for Expertise (the “ICC Centre”) to make the selection of the Expert in accordance with the provisions for appointment of experts under the ICC’s Rules for Expertise. The ICC Centre shall make the selection as promptly as possible and may take such independent advice as it deems fit.

5.4 Acceptance of the Appointment. Upon a Person being agreed or selected as aforesaid to function as an Expert, the parties shall forthwith notify such Person in writing of such selection and the determination being sought, and shall request, inter alia, a covenant that such Expert will not during the term of the appointment accept any duty or acquire or agree to acquire any interest that materially conflicts with or might materially conflict with such Expert’s function under such appointment. The parties shall request the selected Person to confirm, within 10 Business Days, acceptance of the appointment as Expert on the terms proposed and to disclose any existing interest or duty that conflicts or may conflict with such Person’s function as Expert under such appointment.

Appendix C-6

5.5 Appointment in Default. If the selected Person shall either be unwilling or unable to accept such appointment as Expert on the terms proposed or shall not have confirmed acceptance of such appointment within the 10-Business Day period specified in Section 5.4 of this Appendix C, then, unless the parties are able to agree within 15 Business Days after receiving notification thereof upon (a) different terms with such Person from those previously proposed or (b) the selection of a different Expert, then the matter shall be referred to the ICC Centre in accordance with Section 5.3(e) of this Appendix C, which shall be requested to make an appointment or (as the case may be) a further appointment and the process shall be repeated until a person is found who accepts the appointment as Expert.

5.6 Confidentiality. It shall be a requirement of each Expert’s appointment that such Expert shall enter into a confidentiality undertaking with the parties governing the matter in dispute.

5.7 Procedure.

(a) After consulting with the parties, an Expert shall establish the procedures to be applied, including the timing and number of written submissions, the timing and nature of any oral hearings, and the circumstances governing any presentation of evidence or witnesses; provided that there shall be no ex parte communications or proceedings.

(b) In making any determination, an Expert shall consider the information provided by the parties and shall conduct any further reasonable investigations as are necessary and appropriate in light of the surrounding facts and circumstances. If an Expert conducts any such investigation, it shall notify each party thereof and each party shall have a reasonable opportunity to address such investigation. An Expert may, at any time prior to making a determination, request clarification or further information from the parties.

(c) An Expert shall be entitled to obtain such independent professional, secretarial and/or technical advice and assistance as may be reasonably required.

(d) The Expert determination process, both written and oral, shall be conducted in the English language.

5.8 Time for Rendering an Expert Determination.

(a) An Expert shall render a determination within 180 days following its acceptance of appointment pursuant to Section 5.4 or 5.5 of this Appendix C. Such period of 180 days may be extended by agreement of the parties, which agreement shall not be unreasonably withheld.

(b) If an Expert does not render a determination within the relevant time period specified in Section 5.8(a) of this Appendix C, then:

(i) the parties may agree to extend such deadline; or

Appendix C-7

(ii) if the parties cannot agree on an extension, another Expert shall be appointed pursuant to the procedure described in this Section 5 and, on acceptance of such appointment by the new Expert, the appointment of the original Expert shall cease; provided that if the previous Expert shall have rendered a decision prior to the new Expert’s entering into a contract of appointment, then (A) such decision of such previous Expert shall (subject always to Section 5.9 of this Appendix C) be binding upon the parties and (B) the parties shall withdraw instructions (if any) previously extended to the new Expert.

5.9 Final and Binding Determination. An Expert’s determination shall be in writing and shall be final and binding on the parties and shall not be subject to challenge except in the event of:

(i) fraud;

(ii) failure by such Expert to disclose any relevant conflicting interest or duty;

(iii) breach by such Expert of the covenant specified in Section 5.4 of this Appendix C;

(iv) the challenging party being denied due process;

(v) the selection of such Expert or the procedure followed by such Expert was not in accordance with this Section 5; or

(vi) the recognition or enforcement of such determination would be contrary to the public policy of the Country of Jurisdiction.

5.10 Costs of an Expert Determination. Each party shall bear its own costs and expenses with respect to any Expert determination. The costs and expenses of an Expert, including an Expert’s secretarial and administrative costs and expenses, any independent advisors to such Expert retained by such Expert in connection with a determination and any costs of such Expert’s appointment if such Expert is appointed by the ICC Centre, shall be borne equally by each party.

5.11 General. An Expert shall not be deemed to be an arbitrator or mediator but shall render its determination as an expert.

5.12 Failure to Comply with an Expert Determination. Each party shall comply with an Expert’s determination. If a party fails to comply with such determination, the other party may initiate arbitral proceedings pursuant to Section 4 of this Appendix C; provided that the arbitral proceedings shall be limited to reviewing the Expert’s determination for the considerations set forth in Section 5.9 of this Appendix C. The determination of the Arbitral Tribunal shall be an arbitral award for all purposes, including enforcement.

Appendix C-8

Section 6. Consolidation of Disputes Under this Agreement.

6.1 If, with regard to two or more Disputes arising out of or in connection with this Agreement, (a) the subject matters of such Disputes involve common questions of law or fact or (b) the independent resolution of each such Dispute could result in conflicting awards or obligations, such Disputes may be consolidated in a single proceeding in accordance with the ICC Rules. If such arbitrations are consolidated and more than one Arbitral Tribunal has already been established, the first Arbitral Tribunal so established shall serve as the Arbitral Tribunal for the consolidated arbitration.

6.2 Within 30 days following any final decision by such Arbitral Tribunal that such proceedings should be consolidated, each party shall withdraw or move to dismiss any proceeding to which it is a party that will be resolved in such consolidated arbitration.

6.3 Notwithstanding anything in this Section 6 to the contrary, no arbitration proceeding may be consolidated (or dismissed on the basis of this Section 6) after evidentiary hearings in such proceeding have commenced.

Section 7. Multi-Party Arbitration.

7.1 Subject to Section 7.3 of this Appendix C, Project Company may bring in a single consolidated arbitration, or request the consolidation of any pending arbitration proceedings, in accordance with the ICC Rules, to resolve any dispute, claim or controversy between Project Company and any party under any other Transaction Document (each such dispute, an “Other Dispute”) with any Dispute referred, or to be referred, to arbitration under Section 4 of this Appendix C (each consolidated arbitration, a “Multi-Party Arbitration”), if (a) the subject matter of such Dispute and Other Dispute involve common questions of law and fact or (b) the independent resolution of such Dispute and Other Dispute could result in conflicting awards or obligations. If such arbitrations are consolidated and more than one (1) arbitral tribunal has been established:

(i) the first arbitral tribunal so established shall serve as the arbitral tribunal for the Multi-Party Arbitration; and

(ii) the other arbitral tribunal shall be divested of its authority in respect of such disputes.

7.2 Any Multi-Party Arbitration conducted pursuant to the terms of this Appendix C shall be conducted pursuant to the terms and conditions of Section 4 of this Appendix C mutatis mutandis to each dispute to be resolved in such Multi-Party Arbitration.

7.3 Within 30 days following any final decision by such Arbitral Tribunal that such proceedings should be consolidated, each party shall withdraw or move to dismiss any proceeding to which it is a party that will be resolved in the Multi-Party Arbitration; provided that Owner shall not be required to withdraw or dismiss any proceeding or submit any Dispute for resolution unless all parties to such Multi-Party Arbitration agree that Section 7.1 of this Appendix C shall apply thereto.

7.4 Notwithstanding anything in this Section 7 to the contrary, no arbitration proceeding may be consolidated (or dismissed on the basis of this Section 7) after evidentiary hearings in such proceeding have commenced.

Section 8. Survival. This Appendix C shall survive the expiration or termination of this Agreement.

Appendix C-9

APPENDIX D

Ethical Business Practices

Section 1. [Reserved]

Section 2. Overview.

2.1 Each party believes and expects that it will maintain a pattern of ethical conduct and avoid any activity that might result in a violation of any Applicable Law, including any thereof related to anticompetitive activities, anticorruption and antibribery, such as the U.S. Foreign Corrupt Practices Act of 1977, as amended, Mail Fraud Act, Wire Fraud Act and Travel Act and various U.S. State laws that may be applicable to a party or its contracting activities (such U.S. Federal and State laws, collectively, “U.S. Anti-Bribery Laws”), the U.K. Bribery Act, Republic of China anti-bribery laws, the Netherlands anti-bribery laws or any other applicable anti-bribery laws, including laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions (the “International Anti-Bribery Convention”), that prohibit the same or similar activities that are prohibited under the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act.

2.2 Each party represents and warrants that in performing the activities contemplated under this Agreement, it and its officers, directors, employees, agents and other representatives acting on its behalf will comply with the standards of business practice and conduct set forth in the Code of Conduct of Kraton Performance Polymers, Inc. and Kraton Polymers LLC currently in effect, a copy of which has been made available to all parties. Each party represents and warrants that it will promptly review and comply with updates of such Code provided to FPCC by Kraton Performance Polymers, Inc.

2.3 Each party represents and warrants that no funds or other assets that it will contribute to, or use in furtherance of the performance of this Agreement, are or will be the proceeds of any unlawful activity in any applicable jurisdiction.

Section 3. Proscribed Payments.

3.1 No officer, director, employee, shareholder, agent or any other representative acting on behalf of either party or of any Affiliate or subcontractor of a party shall give to or receive from any Person any commission, fee, rebate, gift or entertainment in connection with the performance by it or its Affiliates under this Agreement, or enter into any business arrangement with any Person other than as provided in this Agreement or another Transaction Document, without prior written notification thereof to the other party.

3.2 Each party affirms that neither it nor any of its officers, directors, employees, shareholders, agents or other representatives acting on its behalf has, directly or indirectly, made, offered, promised or authorized, and agrees that neither it nor any of its officers, directors, employees, shareholders, agents or other representatives acting on its behalf shall, make, offer, promise or authorize, in connection with the performance by it or its Affiliates under this Agreement or in connection with any other business transactions involving a party, any payment, gift, promise or anything of value, whether directly or through any other Person, to or for the use or benefit of any Government Official for the purpose of (a) influencing any act or decision of any such Government Official, including a decision to fail to perform his official functions, (b) inducing any such official to do or omit to do any act in

Appendix D-1

violation of the lawful duty of such official or (c) inducing any such Government Official to use his influence with any government, department, agency or instrumentality in order to assist any of the parties in obtaining or retaining business with, or directing business to any Person or otherwise securing for any Person an improper advantage. Upon violation of this Section 3.2, the other party may, at its sole option, terminate this Agreement at any time and, notwithstanding any other provision of this Agreement, pay no compensation or reimbursement to any other party to this Agreement whatsoever for any work or services performed under this Agreement from and after the date of termination.

3.3 It is the intent of the parties that no payment or transfer of anything of value shall be made with the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining or maintaining business or any improper advantage for a party or any Affiliate or subcontractor of a party in connection with the performance by it or its Affiliates under this Agreement.

3.4 Each party agrees to notify the other party immediately upon receipt of any solicitation, demand or other request for anything of value, by or on behalf of any Government Official relating to this Agreement.

3.5 Neither party nor any of its officers, directors, employee, agents or other representatives acting on its behalf in connection with this Agreement shall, directly or indirectly, engage in any transaction or dealing in property or interests in property of, receive from or make any contribution of funds, goods or services to or for the benefit of, provide any payments or material assistance to, or otherwise engage in or facilitate any transactions with a Prohibited Person. As used herein, “Prohibited Person” means (a) any individual or entity that has been determined by competent authority to be the subject of a prohibition in any law, regulation, rule or executive order administered by the U.S. Office of Foreign Assets Control (“OFAC”), (b) the government, including any political subdivision, agency or instrumentality thereof, of any country against which the United States maintains economic sanctions or embargoes, (c) any individual or entity that acts on behalf of, is organized under the laws of, or is owned or controlled by a national or the government of a country against which the United States maintains a comprehensive economic sanction or embargo, (d) any individual or entity that has been identified on the OFAC Specially Designated Nationals and Blocked Persons List (Appendix A to 31 C.F.R. Ch. V), including any individual or entity identified by the U.S. Government as a Specially Designated Terrorist, a Specially Designated Global Terrorist or a Foreign Terrorist Organization, (e) any individual or entity that has been designated under the Annex to Executive Order 13224 or (f) any individual or entity that has been designated on any similar list or order published by the U.S. Government.

Section 4. No Ownership Interest. Each party affirms that (a) no Government Official, or immediate family member of such an official, has any ownership interest, direct or indirect, in such party or its Affiliate or in the contractual relationship established by this Agreement and (b) no such Person is an officer, director, employee, shareholder, agent or representative acting on behalf of such party. If, during the term of this Agreement, there is acquisition of an interest in a party or in this Agreement by a Government Official, or an immediate family member of such an official, or if such Person becomes an officer, director, employee, shareholder agent or representative acting on behalf of such party, such party agrees that it shall make immediate disclosure to the other party.

Appendix D-2

Section 5. Subcontractors.

5.1 Each party shall require, and shall require each subcontractor, in all agreements in connection with the performance by it or its Affiliates under this Agreement, to agree to the provisions of this Appendix D, including:

1. that such subcontractor and its officers, directors, employees, shareholders agents or representatives acting on its behalf shall comply with the provisions of Sections 2, 3 and 4 of this Appendix D in relation to themselves;

2. an express obligation to notify a party immediately of any such violation or of such subcontractor having reasonable grounds for suspecting that such violation has occurred; and

3. if such violation has occurred, an express right in favor of the contracting party to terminate the relevant subcontract with immediate effect and pay no compensation or reimbursement to subcontractor whatsoever for any service performed after the date of termination.

Each party shall notify the other party immediately on receipt of notification or otherwise becoming aware of any such violation.

5.2 If any subcontractor or any of such subcontractor’s officers, directors, shareholders, employees, agents or representatives acting on behalf of subcontractor violates any provision of Section 2, 3 or 4 of this Appendix D, as it applies to such subcontractor and its officers, directors, shareholders, employees, agents or representatives acting on behalf of subcontractor pursuant to Section 5.1 of this Appendix D, either party shall, if so required by the other party, terminate the relevant subcontract with immediate effect and pay no compensation or reimbursement to subcontractor whatsoever for any service performed after the date of termination.

Section 6. Annual Certification. Within 30 days prior to each anniversary of the date of this Agreement, each party shall submit to the other party a certification that neither it nor any of its officers, directors, employees, agents or other representatives acting on its behalf in connection with this Agreement have engaged in any transaction or activity in violation of this Appendix D.

Appendix D-3

SCHEDULE 1

Notice Addresses

(Kraton Formosa Polymers Corporation)

11F.-1, No. 32, Song Ren Rd.

Xinyi Dist., Taipei City 110

Taiwan R.O.C.

Attention: President

Tel: 886-2-2722-5412 (x301)

Fax: 886-2-2722-5415

with a copy, which shall not constitute notice, to:

Kraton Polymers LLC

15710 John F. Kennedy Blvd., Suite 300

Houston, Texas 77032

Attention: General Counsel

Telephone: 281-504-4700

Facsimile: 281-504-4753

E-Mail: Stephen.Duffy@Kraton.com

Formosa Petrochemical Corporation

Rm. 432, 4F, 201 Tung Hwa N. Rd., Taipei, Taiwan

Attention: President’s Office

Tel: 886-2-2712-2211 #6282

Fax: 886-2-2718-6886

Email: jmchang@fpcc.com.tw

with a copy, which shall not constitute notice to:

Rm. 377, 4F, 201 Tung Hwa N. Rd., Taipei, Taiwan

Attention: President’s Office

Tel: 886-2-2712-2211 #6276

Fax: 886-2-8712-8050

Email: cttsai@fpcc.com.tw

Schedule 1-1